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                     TruServ Corporation
      Variable Denomination Floating Rate Demand Notes

                Supplement Dated July 1, 1997
                             to
               Prospectus Dated June 20, 1997


  The Merger of ServiStar Coast to Coast Corporation with and into TruServ (formerly Cotter & Company), as described in the Prospectus, became effective on July 1, 1997.